

Become a
Winery Founder
Build a dream - invest
in an Oregon winery
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WILLAMETTE VALLEY
VINEYARDS



Become a
Winery Owner
Preferred Stock Offered
in an Oregon winery
[CLICK HERE]
WILLAMETTE VALLEY
VINEYARDS



Invest in
Oregon Wineries
Winery Ownership
with a 5.3% Dividend
[CLICK HERE]
WILLAMETTE VALLEY
VINEYARDS



Become a
Winery Founder
Build a Dream - invest
in an Oregon winery
[CLICK HERE]
WILLAMETTE VALLEY
VINEYARDS

Free Writing Prospectus to Prospectus dated August 11, 2015 Filed Pursuant to Rule 433 Registration Statement No. 333-205174

WILLAMETTE VALLEY VINEYARDS

OWNERSHIP INVITATION

Please join us as Founders of two new Oregon wineries. Willamette Valley Vineyards has collaboratively grown through organizing the support of wine enthusiasts and partnerships, like the merger with Bill Fuller of Tualatin Vineyards and Dick and Betty O'Brien of Elton Vineyard. With your support of our ownership invitation, we look forward to continuing our efforts with the establishment of small, estate wineries at some of Oregon's most intriguing vineyard sites.

Preferred Stock at an offering price of $4.15 per share earning a 5.3% annual dividend. The minimum subscription is $1,245 (300 shares), the maximum is $5,000.75 (1,205 shares). Share price will increase to $4.25 after September 30, 2015 (5.2% div.).

Jim Bernau, Founder
8800 Enchanted Way SE • Turner, OR 97392
503-588-9463 • info@wvv.com

VIEW PROSPECTUS & PURCHASE STOCK

If you are a resident outside of Oregon and Washington, please join our mailing list to be alerted when this offering becomes available in your state.

MAILING LIST

Please find more information below about our two upcoming winery projects.

ELTON

Together we will build a winery adjacent to the Elton Vineyards. Dick and Betty O'Brien planted the Elton Vineyard in 1983 and spent their lives growing Pinot Noir and Chardonnay in the Eola Hills south of Dundee. They have enjoyed providing their winegrapes to some of Oregon's most talented winemakers and are looking forward to fully realizing their dream with Consulting Winemaker, Isabelle Meunier's talent. Beginning with Isabelle's first vintage in Oregon, 2007, *Wine Spectator* awarded 22 Oregon wines a score of 95 and above, citing them as "Classic." Isabelle produced 11 of those wines, including the highest rated Oregon Pinot Noir and Chardonnay ever. The Elton winery will focus on small lots of premium Pinot Noir and Chardonnay starting with the 2015 vintage. The boutique winery will feature a by-appointment-only tasting room to share the wines and beautiful vineyard views.





Pictured above from left to right: Winemaker, Isabelle Meunier; Winery Director, Christine Collier; Willamette Valley Vineyards Founder, Jim Bernau; Facilities Director, Jan Green; and Elton Vineyard Founders, Dick & Betty O'Brien.

PAMBRUN

Together we will plant a vineyard alongside those Cabernet Sauvignon visionaries at SeVein. Located on the Oregon side of the Walla Walla Valley, SeVein is a collection of some of the highest quality vineyard land in the world anchored by the renowned Seven Hills Vineyard. Named in honor of Pierre Pambrun, Walla Walla's First Citizen who lead the Hudson's Bay trading post there and Founder, Jim Bernau's fifth grandfather, the wines will be made by Consulting Winemaker, Jon Meuret of Maison Bleue Winery. Meuret has produced some of the highest scoring Walla Walla wines. A by-appointment-only winery is planned for the vineyard with views overlooking the Walla Walla Valley and Blue Mountains.

This webpage is neither an offer to sell nor a solicitation of an offer to buy an ownership interest in the Issuer and such offerings can only be made by means of a prospectus. The investor should read and carefully review the current prospectus to understand the risks of investing in the Issuer. No state or federal regulator has passed on endorsed the merits of the Issuer or confirmed the adequacy of the prospectus and that any representation to the contrary is a criminal offense. If you have an interest in becoming a shareholder or increasing your amount of ownership in the winery, please consider contacting your stockbroker.

Willamette Valley Vineyards, Inc., has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about our company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents at http://www.wvv.com/prospectus, or we will arrange to send you the prospectus (including the documents incorporated therein by reference) if you so request by writing us at stock.offering@wvv.com or by calling us toll-free 1-800-344-9463.